                                                                      EXHIBIT 99

                       [GRAPHIC OMITTED] EDIA INFORMATION

         MERCHANTS GROUP, INC., 250 MAIN STREET, BUFFALO, NEW YORK 14202

FOR IMMEDIATE RELEASE
Contact: Kenneth J. Wilson
Telephone: (716) 849-3101


                       ** MERCHANTS GROUP REPORTS EARNINGS
                   FOR THE QUARTER ENDED DECEMBER 31, 2004 **


         BUFFALO, N.Y., March 16, 2005 -- MERCHANTS GROUP, INC. (AMEX-MGP) announced results for the quarter and year ended December 31, 2004.

         For the fourth quarter of 2004 the Company reported net income of $238,000 ($.11 per diluted share) compared to $798,000 ($.38 per diluted share) for the fourth quarter of 2003. For the year ended December 31, 2004 the Company earned $1.78 per diluted share on net income of $3,762,000 compared to $2.07 per diluted share on net income of $4,365,000 in 2003. Net income and earnings per share for the fourth quarter and the year ended December 31, 2004 are reduced by expenses relating to the resignation of the Company's President and to the evaluation of potential business opportunities totaling $752,000, or $.23 per diluted share after taxes, and a $396,000, or $.19 per diluted share after taxes, non-cash charge to reflect an other-than-temporary impairment related to a $2.5 million investment in Freddie MAC ("FHLMC") perpetual preferred stock. FHLMC is a government sponsored entity and the perpetual preferred stock issue has investment grade security ratings of AA by S&P and Aa3 by Moody's. The FHLMC preferred stock is held in the Company's available-for-sale securities portfolio and prior to this period the

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Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance
Company of New Hampshire, Inc., provides property and casualty insurance to businesses and individuals throughout the northeastern and mid-atlantic United States.
--------------------------------------------------------------------------------

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amount by which the market value was less than amortized cost was recorded as an unrealized loss on securities available-for-sale and reflected as a reduction in shareholders' equity through other comprehensive income. Therefore, this charge does not affect shareholders' equity. Kenneth Wilson, the Company's Chief Financial Officer, commented, "We believe that classifying the decrease in the value of this security as other-than-temporary is a conservative interpretation of accounting guidance and doesn't reflect the long-term economic value of the investment."

         Net income for the quarter ended December 31, 2004 included $691,000 (which includes the other-than-temporary impairment charge) of net realized investment losses ($.22 per diluted share after taxes) compared to $290,000 of net realized investment gains ($.09 per diluted share after taxes) for the quarter ended December 31, 2003. Net income for the year ended December 31, 2004 included $221,000 of investment losses, which reduced net earnings per share by $.07 after taxes. Net income for the year ended December 31, 2003 included net realized investment gains of $2,500,000, which added $.78 to earnings per share after taxes.

         The financial statements reflect the effects of a Services Agreement and a Reinsurance Pooling Agreement between the Company and its wholly-owned insurance subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), and Merchants Mutual Insurance Company (Mutual), which became effective January 1, 2003. Under the Services Agreement, Mutual provides underwriting, administrative, claims and investment services to the Company and MNH. The Reinsurance Pooling Agreement provides for the pooling, or sharing, of insurance business traditionally written by Mutual and by MNH on or after the effective date. MNH's share of combined Mutual and MNH premiums earned and losses and loss adjustment expenses (LAE) incurred for 2004 in accordance with the Reinsurance Pooling Agreement is 35%. MNH's pooling percentage for 2003 was 40%. This earnings release provides a comparison of combined Mutual and MNH direct premiums written for 2004 to 2003.




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                           Fourth Quarter Comparisons
                           --------------------------

         Revenues for the Company for the fourth quarter of 2004 were $16,039,000, a 16% decrease from $19,066,000 recorded in the same period in 2003. Net premiums earned decreased $1,871,000 (11%) to $14,529,000 from $16,400,000 in 2003. The lower premiums earned reflect the Company's lower share (35% for 2004 versus 40% for 2003) of pooled net premiums earned. Net investment income decreased 8% to $1,927,000 in 2004 from $2,100,000 in 2003, due to lower reinvestment rates and a 4% decrease in average invested assets.

     The group-wide or combined direct premiums written in accordance with the Reinsurance Pooling Agreement for the fourth quarter of 2004 were $45,218,000, an increase of $1,338,000, or 3%, from $43,880,000 in 2003. Group-wide total direct premiums written excluding the Umbrella Program (discussed below) increased 3% compared to the year earlier period. The Company's pro forma share of combined direct premiums written in 2004 and 2003, in accordance with the Reinsurance Pooling Agreement, was $15,827,000 and $17,551,000, respectively. These amounts reflect the Company's pooled share (35% for 2004 versus 40% for 2003) of combined direct premiums written in accordance with the Reinsurance Pooling Agreement. The table below shows a comparison of direct premiums written by major category in 2004 and 2003.

                                               Group-wide DWP                            MNH Pooled Share
                                             ------------------                         ------------------
                                             Three months ended                         Three months ended
                                                 December 31,                               December 31,
                                              -----------------                          -----------------
Major Categories                              2004         2003     Variance             2004         2003       Variance
----------------                              ----         ----     --------             ----         ----       --------
                                               (000's omitted)                            (000's omitted)
                                                                                        (35%)*       (40%)*
Voluntary Personal Lines                     $11,897      $15,198      (22%)            $  4,164     $  6,079     (32%)
Voluntary Commercial Lines                    29,208       24,735       18%               10,223        9,894       3%
Umbrella Program                               3,296        3,136        5%                1,154        1,254      (8%)
Involuntary                                      817          811        1%                  286          324     (12%)
                                             -------      -------                        -------      -------
Total Direct Written Premiums                $45,218      $43,880        3%              $15,827      $17,551     (10%)
                                             =======      =======                        =======      =======

* Pooling percentages.





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         The 22% (or $3,301,000) decrease in group-wide voluntary personal lines direct premiums written primarily resulted from a decrease in private passenger automobile (PPA) direct premiums written. This decrease in PPA direct premiums written is the result of the companies' decision, implemented in 2002, not to write new policies in certain jurisdictions. In addition, the approval by the New Jersey Department of Banking and Insurance of the companies' request to withdraw from the New Jersey PPA market was effective in June 2003 and provided for the non-renewal of New Jersey PPA policies beginning in June 2004.

         Group-wide voluntary commercial lines direct premiums written increased 18% due to period-to-period increases in all major group-wide commercial lines of business. The average premium per group-wide voluntary commercial lines policy increased 7% compared to the year earlier period. Total voluntary commercial lines policies in force at December 31, 2004 increased 6% from December 31, 2003.

         A monoline commercial umbrella program introduced by Mutual in the fourth quarter of 2003 (the Umbrella Program) resulted in $3,296,000 in direct premiums written in the fourth quarter of 2004 compared to $3,136,000 in the fourth quarter of 2003. The Umbrella Program is marketed exclusively through one independent agent and approximately 95% of the premiums and losses related to these policies are reinsured with an "A" rated national reinsurer through a quota share reinsurance treaty.

            Net losses and LAE decreased $2,873,000, or 23%, to $9,499,000 in the fourth quarter of 2004 from $12,372,000 in the fourth quarter of 2003. The lower losses and LAE reflect the Company's lower share (35% in 2004 versus 40% in 2003) of pooled losses and LAE and the continuing improvement in underwriting results. The loss and LAE ratio decreased 10.0 percentage points to 65.4% in 2004 from 75.4% in 2003. The decrease in the loss and LAE ratio is due to improvement in loss experience for the 2004 accident year (losses occurring in 2004) compared to the 2003 accident year (losses occurring in 2003). The development of losses related to prior accident years had only a minor impact on the loss and LAE ratio for each quarter.


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         Total amortization of deferred policy acquisition costs and other underwriting expenses were $6,256,000 for the fourth quarter of 2004, an increase of $735,000, or 13%, from $5,521,000 for the fourth quarter of 2003. A $486,000, or 11%, decrease in the amortization of deferred acquisition costs was more than offset by a $1,221,000, or 97%, increase in other underwriting expenses. As previously noted, other underwriting expenses for the fourth quarter of 2004 include $266,000 related to the November 30, 2004 resignation of the Company's President and $486,000 of consulting and related expenses pertaining to the evaluation of potential business opportunities (5.2 combined percentage points of the expense ratio). Other underwriting expenses for the fourth quarter also include a charge for $218,000 (1.5 percentage points of the expense ratio) of retrospective commission related to the Reinsurance Pooling Agreement, which provides for retrospective commission income or expense based on actual experience versus a targeted loss and LAE ratio. The commission is owed to Mutual based on a decrease during the fourth quarter of 2004 in the estimated cumulative loss and LAE ratio on the "pooled" business since the inception of the Reinsurance Pooling Agreement. The Company recorded $54,000 of retrospective commission income during the fourth quarter of 2003. These three items increased the quarter-to-quarter expense ratio by 6.9 percentage points, which was offset by the 10.1 percentage point decrease in the loss and LAE ratio. The GAAP combined ratio for the fourth quarter of 2004 decreased to 108.4 from 109.1 for the same period in 2003.

ANNUAL COMPARISONS:
-------------------

         Revenues for 2004 were $65,505,000, a 15% decrease from 2003. Net premiums earned were $57,123,000, a decrease of $7,974,000, or 12%, from the year earlier period. Net investment income decreased $934,000, or 11%, to $7,881,000 due to the lower reinvestment rates and lower average invested assets. Net realized investment losses totaled $221,000 for 2004 compared to net realized investment gains of $2,500,000 in 2003. The 2003 amount included a $2,050,000 gain related to the sale of an otherwise illiquid security to its issuer through a share repurchase program.



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         The table below shows a comparison of direct premiums written by major category in 2004 and 2003.


                                               Group-wide DWP                             MNH Pooled Share
                                            ---------------------                        ------------------
                                                 Year ended                                 Year ended
                                                 December 31,                               December 31,
                                            ---------------------                        ------------------
Major Categories                              2004         2003    Variance                2004        2003    Variance
----------------                            --------     --------  --------              -------      ------   --------
                                               (000's omitted)                             (000's omitted)
                                                                                         (35%)*       (40%)*
Voluntary Personal Lines                    $ 50,879     $ 63,548      (20%)             $17,808      $25,419     (30%)
Voluntary Commercial Lines                   119,113      103,262       15%               41,690       41,305       1%
Umbrella Program                              17,536        3,136      459%                6,138        1,254     389%
Involuntary                                    3,610        5,197      (31%)               1,264        2,079     (39%)
                                            --------     --------                        -------      -------
Total Direct Written Premiums               $191,138     $175,143        9%              $66,900      $70,057      (5%)
                                            ========     ========                        =======      =======

* Pooling percentages.

         The 20% (or $12,669,000) decrease in group-wide voluntary personal lines direct premiums written primarily resulted from a decrease in PPA direct premiums written. This decrease in PPA direct premiums written is the result of the companies' decision, implemented in 2002, not to write new policies in certain jurisdictions and from the withdrawal from the New Jersey PPA market.

         Group-wide voluntary commercial lines direct premiums written increased 15% due to period-to-period increases in all major group-wide commercial lines of business.

         Net losses and LAE decreased $11,931,000 (24%) to $37,681,000 for 2004 from $49,612,000 in 2003. The lower losses and LAE reflect the Company's lower share (35% in 2004 versus 40% in 2003) of pooled losses and LAE and the continuing improvement in underwriting results. The loss and LAE ratio decreased to 66.0% in 2004 compared to 76.2% in 2003. Substantially all of the decrease relates to an improvement in the loss and LAE ratio for the 2004 accident year compared to the 2003 accident year.

         Total amortization of deferred policy acquisition costs and other underwriting expenses was $23,143,000 for 2004, an increase of 5% from $21,956,000 for 2003. A $2,073,000, or 12%,


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decrease in the amortization of deferred acquisition costs was more than offset by a $3,260,000, or 65%, increase in other underwriting expenses. Other underwriting expenses include $1,543,000 of retrospective reinsurance commission expense owed to Mutual based on a decrease during 2004 in the estimated cumulative loss and LAE ratio on the pooled business since the inception of the Reinsurance Pooling Agreement. The Agreement provides for retrospective commission income or expense based on actual experience compared to a targeted loss and LAE ratio (74%). Conversely, the Company recorded $306,000 of retrospective commission income pertaining to the Reinsurance Pooling Agreement in 2003. Other underwriting expenses also include the aforementioned $266,000 related to the resignation of the Company's President and $486,000 related to the evaluation of potential business opportunities. These three items accounted for 4.5 percentage points of the 6.8 percentage point increase in the GAAP expense ratio. The GAAP combined ratio for 2004 decreased to 106.5 from 109.9 in 2003, as a 10.2 percentage point decrease in the loss and LAE ratio more than offset the increase in the expense ratio.

         The provision for income taxes in 2003 included the effect of a May 2003 change in New York State law governing the taxation of property and casualty insurance companies. As a result of this change the Company recorded a one-time benefit, net of federal income taxes, to its income tax provision of $505,000 ($.24 per diluted share) during 2003. This one time benefit reduced the Company's effective income tax rate for 2003 by 9 percentage points.

OTHER INFORMATION:
------------------

         Book value per common share at December 31, 2004 increased to $34.04 from $33.30 at December 31, 2003. The increase in the Company's book value per common share resulted from net income for 2004 partially offset by unrealized investment losses and quarterly shareholder dividends.





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         Merchants Group, Inc. through its wholly-owned subsidiary, Merchants
Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States. The Company is headquartered in Buffalo, New York.

                                 * * * * * * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

         Certain statements made in this press release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions. Words such as "believes," "forecasts," "intends," "possible," "expects," "anticipates," "estimates," or "plans," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain assumptions, risks and uncertainties that include, but are not limited to, those associated with factors affecting the property-casualty insurance industry generally, including price competition, the Company's dependence on state insurance departments for approval of rate increases, size and frequency of claims, escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company's dependence on investment income; the geographic concentration of the Company's business in the northeastern United States and in particular in New York, New Hampshire, New Jersey, Rhode Island, Pennsylvania and Massachusetts; the adequacy of the Company's loss reserves; the Company's dependence on the general reinsurance market; government regulation of the insurance industry; exposure to environmental claims; dependence of the Company on its relationship with Merchants Mutual Insurance Company and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


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                              Merchants Group, Inc.
                      Consolidated Statement of Operations
                     (in thousands except per share amounts)


                                               Three months ended                          Year ended
                                                   December 31,                           December 31,
                                             ----------------------                   -------------------
                                                2004         2003     % change         2004         2003     % change
                                             ---------      -------   --------        -------     --------   --------

Revenues:
Net premiums earned                          $  14,529      $16,400     (11.4)        $57,123     $ 65,097     (12.2)
Net investment income                            1,927        2,100      (8.2)          7,881        8,815     (10.6)
Net realized investment gains (losses)            (691)         290      N.D.            (221)       2,500      N.D.
Other revenues                                     274          276       (.7)            722          560      28.9
                                             ---------      -------                   -------     --------    ------
Total revenues                                  16,039       19,066     (15.8)         65,505       76,972     (14.9)
                                             ---------      -------                   -------     --------    ------

Expenses:
Net losses and loss adjustment
   expenses                                      9,499       12,372     (23.2)         37,681       49,612     (24.0)
Amortization of deferred
   policy acquisition costs                      3,778        4,264     (11.4)         14,852       16,925     (12.2)
Other underwriting expenses                      2,478        1,257      97.1           8,291        5,031      64.8
                                             ---------      -------                  --------     --------
Total expenses                                  15,755       17,893     (11.9)         60,824       71,568     (15.0)
                                             ---------       ------                  --------     --------
Income before income taxes                         284        1,173     (24.6)          4,681        5,404      (2.3)
Provision for income taxes                          46          375     (33.3)            919        1,039       8.1
                                             ---------      --------                 --------     --------
Net income                                   $     238      $   798     (20.6)       $  3,762     $  4,365      (4.7)
                                             =========      =======                  ========     ========

Earnings per share:
     Basic                                        $.11         $.38     (21.1)          $1.78        $2.07      (4.8)
                                                  ====         ====                     =====        =====
     Diluted                                      $.11         $.38     (21.1)          $1.78        $2.07      (5.3)
                                                  ====         ====                     =====        =====
Weighted average shares outstanding
   Basic                                         2,114        2,110                     2,114        2,110
   Diluted                                       2,118        2,113                     2,118        2,111
GAAP Combined Ratio                              108.4        109.1                     106.5        109.9
Statutory Combined Ratio                         105.4        109.6                     105.9        109.7



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                              Merchants Group, Inc.
                      Consolidated Condensed Balance Sheet
                                 (in thousands)


                                                                                    December 31,
                                                                        ----------------------------------
                                                                          2004                      2003
                                                                        --------                  --------
Assets:

Investments                                                             $197,709                  $202,887
Premiums receivable                                                       15,136                    16,677
Deferred policy acquisition costs                                          7,570                     8,623
Reinsurance recoverable on paid and unpaid losses                         15,630                    22,715
Deferred federal income tax benefit                                        5,028                     4,497
Other assets                                                              19,376                    16,867
                                                                        --------                  --------
         Total assets                                                   $260,449                  $272,266
                                                                        ========                  ========

Liabilities and Stockholders' Equity

Liabilities:

Reserve for losses and loss adjustment expenses                         $128,415                  $146,474
Unearned premiums                                                         33,685                    36,176
Payable for securities                                                     4,751                         -
Other liabilities                                                         21,624                    19,357
                                                                        --------                  --------
         Total liabilities                                               188,475                   202,007
                                                                        --------                  --------
Stockholders' equity:                                                     71,974                    70,259
                                                                        --------                  --------
         Total liabilities and stockholders' equity                     $260,449                  $272,266
                                                                        ========                  ========